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                                                            Exhibit 10.6(d)(iii)

                       APPLIED GRAPHICS TECHNOLOGIES, INC.
                              SEPARATION AGREEMENT


      This SEPARATION AGREEMENT (this "AGREEMENT") is made as of this 18th day of December, 2000 (the "EFFECTIVE DATE") between SCOTT BROWNSTEIN, a resident of the State of New York with an address of 120 Ridgeway Estates, Rochester, New York 14626 (the "EXECUTIVE") and APPLIED GRAPHICS TECHNOLOGIES, INC., a Delaware corporation with an address of 450 West 33rd Street, 3rd Floor, New York, New York 10001-2681 ("AGT").

                                R E C I T A L S:

      A. AGT and Fuji Photo Film U.S.A., Inc., a New York corporation, ("FUJI") have entered into an Asset Purchase Agreement on even date herewith (the "PURCHASE AGREEMENT"), pursuant to which it is contemplated that AGT will sell to Fuji (or an affiliate of Fuji) and Fuji (or an affiliate of Fuji) will purchase from AGT the E-Photo Business (as defined in the Purchase Agreement) on the terms and conditions contained therein.

      B. Executive is the Chief Technology Officer of the E-Photo Business.

      C. Fuji's obligation to close the transactions contemplated under the Purchase Agreement is conditioned on, among other things, five Key Employees (as defined in the Purchase Agreement) (including the Executive) entering into employment agreements with Fuji (or an affiliate of Fuji) on terms and conditions mutually satisfactory to Fuji and the Executive ("FUJI EMPLOYMENT AGREEMENT").

      D. At AGT's request, the Executive intends to negotiate an employment agreement with Fuji.

      E. Effective on the closing of the transactions contemplated under the Purchase Agreement (the "CLOSING" and such date being referred to as the "CLOSING DATE"), the Executive's employment with AGT will immediately cease, subject to and on the terms and conditions herein.

                                R E C I T A L S:

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and undertakings set forth herein, the Executive and AGT agree as follows:

      1. TERM OF AGREEMENT. This Agreement shall become effective on the Effective Date and shall continue in full force and effect thereafter unless the Purchase Agreement terminates, for any reason or for no reason, without the Closing contemplated therein having occurred, in which case this Agreement shall terminate simultaneously therewith, and neither party hereto shall have any further obligation or liability to the other under this Agreement and no provision of this Agreement shall have any force or effect ab initio. AGT shall give the Executive prompt written notice of any termination of the Purchase Agreement and of this Agreement.
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      2. TERMINATION OF EMPLOYMENT.

            (a) The Executive hereby resigns (such resignation to be effective as of the Closing Date) from all officer and other positions, titles, duties, authorities and responsibilities with, arising out of or relating to his employment with AGT and its affiliates; provided that simultaneously with the Closing, AGT shall pay the Executive the Termination Payment and the Stock Option Payment referred to below (collectively, the "EXECUTIVE PAYMENTS"). Subsequent to Closing, Executive will have no right to continued employment with AGT. During the period between the Effective Date and the Closing Date (or the date the Purchase Agreement terminates without a Closing) (the "INTERIM PERIOD"), the Executive or his estate shall continue to be paid his base salary as in effect on the Effective Date and he will receive the same employee benefits as he received immediately prior to the Effective Date (including his salary for the period, his current medical benefits, and continued stock vesting) in accordance with AGT's normal and customary pay practices for executive employees, subject to all applicable federal and state income, payroll, and other applicable tax withholding. Executive acknowledges that he will not be entitled to any bonus with respect to fiscal year 2000.

            (b) Pursuant to Section 4.5 of the Purchase Agreement, the Executive acknowledges that Fuji has agreed that during the first three months following the Closing (and possibly the first four months), the Executive may provide certain consulting services to AGT to (i) assist AGT in completing a project for The New York Daily News on which the Executive was involved prior to the Closing, and (ii) answer telephone questions of AGT related to transition issues from the separation of the AGT E-Photo Business (as such term is defined in the Purchase Agreement) from AGT's E-Business Division as further described and subject to the terms and conditions stated therein. In the event that the Executive's employment with Fuji terminates for any or no reason prior to the end of such period and prior to the Executive providing the service hours contemplated therein, then the Executive shall provide such additional hours of service as are required to complete the service hours, provided that in no event shall the total number of hours devoted by the Executive to such sum (including prior to termination of his employment with Fuji) exceed seventy (70) hours in total.

            (c) Under Section 8.11 of the Purchase Agreement, Fuji has committed to provide AGT with certain litigation support, which may include making available the Executive. In the event that during the first two (2) years after the Closing, the Executive is not employed by Fuji, the Executive will provide reasonable cooperation to AGT or its counsel, which may include travel and providing testimony, in the contest or defense of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand involving any transaction contemplated under the Purchase Agreement or any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the E-Photo Business or AGT (other than one involving a claim brought by the Executive or, in those cases where the Executive is still providing consulting services to Fuji, one involving a claim brought by Fuji) in each case which arises during such two (2) year period. AGT shall fully compensate the Executive for any such services at an agreed upon reasonable rate and reimburse the Executive for all expenses incurred by Executive in performing such services.

      3. TERMINATION PAYMENT. Simultaneously with the Closing and the payment of the purchase price by Fuji to AGT provided for under the Purchase Agreement, AGT shall pay the Executive, in a lump sum in cash or by wire transfer of immediately available funds to an account designated by the Executive, One Million Six Thousand Five Hundred Fifty One Dollars and No Cents ($1,006,551.00) (the "TERMINATION PAYMENT"), net of any applicable withholding taxes required by any government to be withheld or otherwise deducted that may be due.

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      4. REPURCHASE OF STOCK OPTIONS. AGT acknowledges and confirms that the
Executive is vested with respect to an incentive stock option ("OPTION NO. 1") to purchase 54,000 shares (the "VESTED OPTION SHARES") of AGT common stock at an option price of $30.00 per share and that this vested portion of Option No. 1 is fully exercisable in accordance with the Stock Option Agreement. AGT further acknowledges and confirms that the Executive is unvested with respect to 18,000 shares of AGT common stock subject to Option No. 1 and with respect to 10,000 shares of AGT common stock subject to an incentive stock option ("OPTION NO. 2") to purchase 10,000 shares (all such shares, the "UNVESTED OPTION SHARES") of AGT Common Stock at an option price of $12.97 per share. Simultaneously with the Closing under the Purchase Agreement and the payment of the purchase price by Fuji to AGT provided for under the Purchase Agreement, AGT will repurchase Option No.1 at a price of $2.48 per share and Option No. 2 for $3.89 per share, for an aggregate purchase price due of $217,449 (the "STOCK OPTION PAYMENT").

      5. EXCISE TAX. The parties believe that no part of the payments or benefits (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "CODE")), to the Executive or for the Executive's benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement (including, but not limited to, the Executive Payments or otherwise in connection with, or arising out of, the Executive's employment with AGT or Fuji (any such payment(s) or benefit(s), a "PAYMENT" or "PAYMENTS"), would be subject to the excise tax imposed by Section 4999 of the Code.

      6. SECTION 401(k) PLAN. The Executive will no longer be eligible to make contributions to the AGT 401(k) Plan (the "401(K) PLAN") after the Closing Date. On the Closing Date or as soon as practicable thereafter (and consistent with the terms of the 401(k) Plan), the Executive's contributions to the 401(k) Plan, if any, will be distributed to him or left in the 401(k) Plan in accordance with his instructions and the provisions of the 401(k) Plan.

      7. CONTINUATION OF INDEMNIFICATION OBLIGATIONS AND D&O INSURANCE. Except for any claims brought by AGT under Section 8 hereof for an indemnification payment, from and after the Closing Date, the Executive shall continue to be entitled to indemnification for the periods prior to the Closing Date that he was an "Officer" of the Company in accordance with the Company's By-Laws as in effect on the Effective Date notwithstanding any subsequent amendment to such By-Laws. Further, from and after the Closing Date, AGT shall not take any action for the purpose of excluding the Executive from continuing to be covered under any directors, officers and corporate liability insurance policies existing as of the Effective Date through the end of the policy periods stated therein.

      8. INDEMNIFICATION.

            (a) Pursuant to Section 11.2 of the Purchase Agreement, AGT is obligated to indemnify and hold harmless Fuji, its affiliates and the officers, directors, employees, agents, successors and assigns of Fuji from any Losses (as defined in the Purchase Agreement), subject to certain thresholds, caps on liability, procedures, time limits and other terms and conditions. In the event that AGT receives notice of a claim under Section 11.2 of the Purchase Agreement that might give rise to liability under Section 8(b) below, it shall promptly give written notice thereof to the Executive.
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            (b) If AGT makes an indemnification payment to Fuji pursuant to
Section 11.2 of the Purchase Agreement for any Losses based on any such representations or warranties in the Purchase Agreement being false, inaccurate or otherwise breached, then to the extent that such indemnification payment is
(i) for misrepresentations or a breach of warranties contained in Sections 6.7,
6.8 (but only with respect to any vehicle leases), 6.13(a), 6.15, 6.18(a) and
6.19 of the Purchase Agreement or (ii) for misrepresentations or breaches of warranties in Sections 6.5, 6.6, 6.8 (but with respect to all leases other than vehicle leases) and 6.16 of the Purchase Agreement, of which the Executive had actual knowledge, without any inquiry, then the Executive shall promptly reimburse AGT for the Executive's Allocable Share of such Losses less the Executive's Allocable Share Threshold, up to a maximum amount equal to the Executive's Allocable Share Cap. Notwithstanding the foregoing, the Executive's Allocable Share Cap shall not apply if the limitation on AGT's liability for a misrepresentation or breached warranty pursuant to Section 11.6(b) of the Purchase Agreement does not apply due to fraud by Executive which causes AGT to misrepresent or breach any of the warranties in Sections 6.5, 6.6, 6.7, 6.8, 6.13(a), 6.15, 6.16, 6.18(a) and 6.19. As used herein, the following terms shall apply:

            The "EXECUTIVE'S ALLOCABLE SHARE" shall equal the quotient obtained by dividing the sum of the Executive Payments made hereunder by $22,500,000.

            The "EXECUTIVE'S ALLOCABLE SHARE CAP" shall equal $2,250,000 multiplied by the quotient obtained by dividing the sum of the Executive Payments by $22,500,000.

            The "EXECUTIVE'S ALLOCABLE SHARE THRESHOLD" shall equal $100,000 multiplied by the quotient obtained by dividing the sum of the Executive Payments by $22,500,000.

            (c) AGT agrees that it will not modify or amend any of the representations or warranties in the Purchase Agreement or any corresponding disclosure schedules annexed to the Purchase Agreement, without the prior written consent of the Executive.

            (d) AGT hereby represents and warrants that it has provided to the Executive a true and complete copy of the Purchase Agreement, including all exhibits and schedules thereto, for his review prior to the execution and delivery thereof by AGT. AGT acknowledges that the Executive does not make any representations or warranties with respect to any of the representations or warranties in the Purchase Agreement other than those specifically set forth in
Section 8(b) above.

      9. TERMINATION OF NON-COMPETITIVE, NON-SOLICITATION AND CONFIDENTIALITY.

            (a) AGT hereby acknowledges and confirms that if, and to the extent that, that certain Non-Competition, Non-Solicitation and Confidentiality Agreement entered into by AGT and the Executive on April 11, 1996 (the "NON-COMPETITION AGREEMENT") is currently in effect, then as of the Closing Date, such agreement shall be terminated and of no further force or effect.

            (b) If during the four (4) year period subsequent to the Closing Date (the "RESTRICTED PERIOD"), the Executive is not employed by Fuji, then he shall not during the Restricted Period, whether alone or in association with any other person, directly or indirectly, (i) engage in a Competing Business; or
(ii) have any interest or association (including, without limitation, as a shareholder, partner, director, officer, employee, consultant, sales representative, supplier, distributor, agent or lender) in or with any person engaged in a Competing Business; provided, however, that the foregoing shall not prohibit the Executive from owning securities of any publicly traded company that is engaged in any such business, as long as the Executive does not own at any time 5% or more of any class of the equity securities of such company.

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      As used herein, "COMPETING BUSINESS" means any business directly involved in software development for electronic imaging applications and the marketing and licensing of electronic imaging applications and services related thereto of a type that competes directly with the services provided by AGT as of the Closing Date for users that comprise any customer of AGT or any publishers, retailers, catalogers, advertising agencies, entertainment companies, automotive manufacturers and dealers, consumer goods manufacturers, pharmaceutical manufacturers, cosmetics distributors, and financial institutions (excluding from the definition of Competing Business specifically the Fuji E-Photo Business, (as defined in the Purchase Agreement) at such time or times as the Executive has a consulting arrangement with Fuji).

            (c) AGT's sole remedy with respect to any breach of Section 9(b) shall be limited to injunctive or other equitable relief and to any damages incurred by AGT due to the breach. AGT specifically acknowledges that the Executive Payments are not being paid solely in consideration for the covenants set forth in Section 9(b) and that the amount of such payments shall not have any bearing on any damages that AGT may become entitled to recover due to a material breach of Section 9(b).


      10.   MUTUAL RELEASES.

            (a) Upon payment in full of the Executive Payments, the Executive, on behalf of himself, his family, attorneys, heirs, estate, agents, executors, representatives, administrators and each of their respective successors and assigns, shall release AGT and its present, former and future parent companies, subsidiaries and affiliates, and officers, directors, agents, successors and assigns of each of them (collectively, the "AGT Parties") from any and all liability for any claims against AGT as of the Closing Date, whether known or unknown to him that may arise under express or implied contract, federal, state, or local statute, executive order, law, ordinance, tort or other obligations arising out of public policy. This release will include but is not limited to any claims for discrimination on the basis of race, color, sex, national origin, religion, disability, age, marital status and veteran status, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1966, The Civil Rights Act of 1991, of the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, and the New York State Human Rights Law, in all cases arising out of or relating to Executive's employment by AGT or investment in AGT or his services as an officer or employee of AGT, or otherwise relating to the termination of such employment or services; provided, however, that nothing in this release shall be construed to bar claims based on (i) breaches of this Agreement, (ii) the Executive's rights to indemnification from AGT in respect of his services as a officer or employee of AGT provided by law or any certificates of incorporation or by-laws (or like constitutive documents) of AGT or (iii) fraud or any criminal action. This Agreement does not constitute any admission by AGT that it has violated any such law or legal obligation with respect to any aspect of the Executive's employment or termination therefrom. The Executive further agrees not to sue or otherwise institute or cause to be instituted or in any way participate in legal or administrative proceedings against AGT with respect to any of these claims (excluding claims brought under proviso (i), (ii) or (iii) above.
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            (b) In consideration of Executive's resignation and other
consideration provided hereunder, on the Closing Date, AGT on its behalf, and to the extent applicable, on behalf of each of the AGT Parties, shall remise, release and discharge Executive, his successors and assigns (collectively, the "EXECUTIVE PARTIES") from any and all debts, demands, actions, causes of action, suits, claims or liabilities of any kind, both at law and in equity, which any of the AGT Parties now have, known or unknown, suspected or unsuspected, against any of the Executive Parties that may be alleged to arise out of or in connection with Executive's employment by AGT or investment in AGT or his services as an officer or employee of AGT, or otherwise relating to the termination of such employment or services; provided however, nothing in the release shall be construed to bar claims (i) for breaches of this Agreement or
(ii) alleged fraud or any criminal action. AGT further agrees not to sue or otherwise institute or cause to be instituted or in any way participate in legal or administrative proceedings against Executive with respect to any of these claims (excluding claims brought under proviso (i) or (ii) above). The reference to AGT in this Section 10(b) includes all of AGT's direct and indirect subsidiaries and affiliates.

      11. EXECUTIVE'S REPRESENTATIONS AND WARRANTIES. As a condition precedent to the Executive Payments, the Executive represents and acknowledges to AGT that as of the date hereof and the Closing Date: (a) he has not filed or caused to be filed any lawsuits against AGT in any Court whatsoever; (b) he has not filed or caused to be filed any charges or complaints against AGT with any municipal, state or federal agency charged with the enforcement of any law, (c) pursuant to and as a part of the Executive's complete, total and irrevocable release and discharge of AGT (subject to the exceptions set forth in Sections 10(a)(i), (ii) and (iii)), the Executive agrees, to the fullest extent permitted by law, not to file or cause to be filed a charge, complaint, grievance, or demand for arbitration in any forum, which relates to any matter that involves AGT (subject to the exceptions set forth in Sections 10(a)(i), (ii) and (iii)) and that occurred on or before the Closing Date and (d) upon receipt of the Executive Payments and the other compensation due him during the Interim Period, AGT shall not owe him any wages, commissions, bonuses, sick pay, personal leave pay, holiday pay, severance pay, vacation pay, tuition reimbursement, stock options, auto allowance, or other compensation or benefits or payments or forms of remuneration of any kind or nature other than his balance in the 401(k) Plan.

      12. AGT'S REPRESENTATIONS AND WARRANTIES. AGT represents, warrants and acknowledges to Executive that: (a) it has the corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder;
(b) the execution, delivery and performance of this Agreement by AGT and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of AGT; and (c) this Agreement is valid and binding obligation of AGT, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited to bankruptcy, insolvency, reorganization, moratorium, and other laws now or hereafter in effect relating to the enforcement of creditors' rights and generally.

      13. NO WAIVER. The failure of the Executive or AGT to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof, or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

      14. ENTIRE AGREEMENT. This Agreement integrates the whole of all agreements and understandings of any sort or character between the parties concerning the subject matter of this Agreement and any other dealings between the parties, and supersedes all prior negotiations, discussions, or agreements of any sort whatsoever relating to the subject matter hereof, or any claims that might have ever been made by one party against any opposing party to this Agreement. There are no representations, agreements, or inducements except as set forth expressly and specifically in this Agreement. All prior employment contracts, if any, between the parties are superseded by this Agreement. There are no unwritten oral, or verbal understandings, agreements, or representations of any sort whatsoever, it being stipulated that the rights of the parties shall be governed exclusively by this Agreement.

      15. ABSOLUTE AND INDEPENDENT OBLIGATIONS. Notwithstanding anything herein or elsewhere to the contrary, the Executive Payments shall not be subject to any right of offset or any other deduction of any kind, but shall be absolute obligations of AGT, independent of any other terms in this Agreement or any other agreement between the Executive and AGT, subject only to the Executive's resignation provided for in Section 2(a) above and the consummation of the Closing.


      16. REIMBURSEMENT OF ATTORNEY'S FEES AND COSTS. On the Closing Date, AGT shall pay Executive's legal fees and other professional expenses incurred in connection with the transactions contemplated under the Purchase Agreement, including the negotiation and preparation of this Agreement and any employment agreement with Fuji, provided that such amount together with all such similar amounts incurred by the other Key Employees does not exceed $50,000 in the aggregate.

      17. MISCELLANEOUS. The law of the State of New York will control any questions concerning the validity and interpretation of this Agreement, without regard to principles of conflicts of law. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs, executors and legal representatives. This Agreement may not be changed or altered, except by a writing signed by the Executive and an authorized officer of AGT. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Each party may execute this Agreement by signing any number of such counterparts.



           [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY OMITTED]
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      IN WITNESS WHEREOF, AGT and the Executive have executed this Agreement as of the day and year first above written.





                              _____________________________________________

                              Scott Brownstein





                              APPLIED GRAPHICS TECHNOLOGIES, INC.





                              By:__________________________________________


                              Name:

                              Title: